News Release
Contact:
Kathleen Makrakis — VP, Investor Relations
kathleen.makrakis@alpharma.com
201.228.5085
December 13, 2006
ALPHARMA ANNOUNCES AGREEMENT TO REPURCHASE 22% of OUTSTANDING SHARES
Fort Lee, New Jersey...December 13, 2006...Alpharma Inc. today announced that the company has reached agreement with A.L. Industrier ASA (“ALI”), to repurchase 100% of the company’s Class B shares for cash of $25.50 per share, excluding related fees. At September 30, 2006, there were approximately 11.9 million Class B shares outstanding, and total shares outstanding were 54.9 million. Through its ownership of the Class B shares, ALI has voting power that provides it with control of the company. The repurchase of these shares is contingent upon favorable action by the shareholders of ALI at a meeting that is expected to take place in the next few weeks.
”We are pleased to reach an agreement with ALI regarding the B shares,” commented Dean Mitchell, President and Chief Executive Officer of Alpharma. “This transaction will place control of the company with its Class A shareholders and is an important milestone for the company. The company and ALI have enjoyed a highly productive relationship, and the company would like to extend its appreciation to ALI for its consistent support over the years, with a special thanks to Einar Sissener, a major shareholder of ALI, and the company’s former Chairman and Chief Executive Officer. “
The company expects to finance this transaction with currently available cash resources, and believes its remaining cash and available liquidity, combined with its new capital structure, will provide the financial flexibility to support its future growth initiatives. Alpharma has an investor meeting scheduled for Wednesday December 13, 2006 in New York, during which management will present the company’s 2007 EPS outlook, including the potential impact of the agreement to repurchase the B shares and other incremental investments expected in 2007 that are intended to accelerate the growth of the company.

Alpharma Inc.
One Executive Drive
Fort Lee, NJ 07024
(201) 947-7774

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Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine- based extended release KADIAN® product. In addition, Alpharma is among the world’s leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company’s SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.
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Alpharma Inc.
One Executive Drive
Fort Lee, NJ 07024
(201) 947-7774